UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

(Amendment No. 1)

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2006

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities and

Item 2.06. Material Impairments.

On July 20, 2006, the Company filed a Current Report on Form 8-K with the Commission that contained disclosure surrounding a restructuring plan that was approved by the Company’s Board of Directors (the “Restructuring Plan”). The Restructuring Plan was approved by the Company’s Board of Directors to better align the Company’s manufacturing capacity in certain higher cost geographies and to properly size its manufacturing sites with perceived current market conditions. At the time of filing, the Company announced that it expected to recognize approximately $200 to $250 million in pre-tax restructuring and impairment costs during the Company’s fourth fiscal quarter of 2006 and over the course of fiscal year 2007, but that it had not finalized the exact timing of the charges and cash outflows, as well as the estimated cost ranges by category type. The $200 to $250 million range includes pre-tax restructuring charges related to employee severance and benefit costs, contract termination costs, fixed asset impairment costs, other related restructuring costs and valuation allowances against net deferred tax assets for certain plants impacted by the Restructuring Plan. Although such previously disclosed estimates related to the overall Restructuring Plan have not materially changed, a final determination of the restructuring and impairment charges incurred in the Company’s fourth fiscal quarter of 2006 has been made.

The Company expects to record approximately $120.2 million of the $200 to $250 million estimated range during the Company’s fourth fiscal quarter of 2006, including both costs associated with exit or disposal activities and material impairments. The expected costs associated with exit or disposal activities of approximately $81.2 million includes employee severance and benefit costs, contract termination costs and other related restructuring costs. The expected material impairment costs include valuation allowances against net deferred tax assets of approximately $35.6 million and fixed asset impairment cost of approximately $3.4 million.

The exact timing of the remaining estimated range of restructuring and impairment costs, as well as the remaining estimated cost ranges by category type, have not been finalized. This information will be subject to the finalization of timetables for the transition of functions, consultation with employees and their representatives as well as the statutory severance requirements of the particular legal jurisdictions impacted, and the amount and timing of the actual charges may vary due to a variety of factors. The Restructuring Plan as discussed reflects the Company’s intention only and that the restructuring decisions at certain foreign plants are still subject to consultation with the Company’s employees and their representatives.

Cash expenditures of approximately $1.5 million related to the Restructuring Plan were made in the Company’s fourth fiscal quarter of 2006, including $1.3 million related to employee severance and benefit costs and $0.2 million related to contract termination costs. The remaining cash expenditures related to the Restructuring Plan, excluding fixed asset impairment charges and tax valuation allowances against net deferred tax assets, are currently expected to be made in the second half of fiscal year 2007 and through fiscal year 2008. The exact timing of these charges and cash outflows, have not been finalized.

To the extent required by applicable rules, the Company will file one or more amendments to the Current Report on Form 8-K as details of the Restructuring Plan are refined and estimates of related costs and charges are finalized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

September 28, 2006	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer